Filed pursuant to Rule 433
Registration No. 333-189888

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES F
$800,000,000
1.450% SENIOR NOTES, DUE SEPTEMBER 9, 2016
FINAL TERM SHEET
DATED SEPTEMBER 4, 2013

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	1.450% Senior Notes, due September 9, 2016

Expected Ratings1:	Aa3 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$800,000,000

Issue Price:	99.877%

Trade Date:	September 4, 2013

Settlement Date:	September 11, 2013

Maturity Date:	September 9, 2016

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	1.450%

Treasury Benchmark:	0.625% UST due August, 2016

Treasury Benchmark Price:	$99-10

Treasury Yield:	0.862%

Re-offer Spread to Treasury Benchmark:	T + 63bps

Re-Offer Yield:	1.492%

Fees:	0.15%

Interest Payment Dates:	Semi-annually on each March 9 and September 9, beginning March 9, 2014

Payment Convention:	Unadjusted following business day convention

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78010UBY2 / US78010UBY29

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC J.P. Morgan Securities LLC

Co-Managers:
ING Financial Markets LLC (Senior)
ANZ Securities, Inc
Barclays Capital Inc
Capital One Securities, Inc
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities
nabSecurities, LLC
Seton Securities Group, Inc
SG Americas Securities, LLC
Sun Trust Robinson Humphrey, Inc
UBS Securities LLC
Wells Fargo Securities LLC
The Williams Capital Group

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829 or J.P. Morgan Securities LLC collect at 1-212-834-4533.